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                                                                      EXHIBIT 12

                    WARNER-LAMBERT COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                          YEARS ENDED DECEMBER 31,
                                                           -------------------------------------------------------
                                                             1996        1995        1994        1993        1992
                                                           --------    --------    --------     ------      ------
                                                                            (DOLLARS IN MILLIONS)

Earnings before income taxes and accounting changes
  (less minority interests).............................   $1,107.7    $1,018.6    $  913.1     $318.5      $858.2
Add:
     Interest on indebtedness - excluding amount
       capitalized......................................      145.9       122.7        93.7       64.2        80.8
     Amortization of debt expense.......................         .5          .4          .4         .5          .6
     Interest factor in rent expense(a).................       27.5        26.9        26.2       25.4        23.4
                                                           --------    --------    --------     ------      ------
          Adjusted earnings.............................   $1,281.6    $1,168.6    $1,033.4     $408.6      $963.0
                                                           --------    --------    --------     ------      ------
 Fixed Charges:
     Interest on indebtedness...........................   $  145.9    $  122.7    $   93.7     $ 64.2      $ 80.8
     Capitalized interest...............................        9.6        10.1         9.4        8.6         8.1
     Amortization of debt expense.......................         .5          .4          .4         .5          .6
     Interest factor in rent expense(a).................       27.5        26.9        26.2       25.4        23.4
                                                           --------    --------    --------     ------      ------
          Total fixed charges...........................   $  183.5    $  160.1    $  129.7     $ 98.7      $112.9
                                                           --------    --------    --------     ------      ------
 Ratio of earnings to fixed charges.....................        7.0         7.3         8.0        4.1(b)      8.5
                                                           --------    --------    --------     ------      ------

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 (a) Represents  one third  of rental expense,  which the Company  believes is a reasonable approximation.

 (b) The Company's ratio of earnings to  fixed charges for 1993 would have  been
     9.5 excluding the restructuring charge of $525.2 million.



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